Exhibit 10.1
                  Licensing Agreement - Ginsburg Enterprises

                             LICENSING AGREEMENT
      THIS AGREEMENT, dated as of the 31st day of May, 1996 (the "Effective Date"), is by and between GINSBURG ENTERPRISES INCORPORATED, a Florida corporation having its principal offices at 1770 N.W. 64th Street, Suite 500, Ft. Lauderdale, Florida 33309-1853 ("Licensor") and PRODUCTS THAT PRODUCE, INC., a Florida corporation having its principal offices at 1003 SE 17 Street Causeway, Suite 202, Ft. Lauderdale, FL 33316 ("Licensee"). Licensor and Licensee are sometimes referred to in this Agreement as the "parties."

      WHEREAS, Licensor represents that it owns all rights, title and interest in and to the marks (i) "Mr. Food", used in connection with entertainment services, namely, production of television programs dealing with culinary topics, and specifically including, without limitation, U.S. Service Mark Registration No. 1,339,606 dated June 4, 1985, from the United States Patent and Trademark office, a copy of which is attached hereto as Exhibit A, (ii) "Mr. Food" together with a caricature of Arthur Ginsburg as television personality Mr. Food ("Talent") as used in connection with entertainment services, namely, production of television programs dealing with culinary topics, and specifically including, without limitation, U.S. Service Mark Registration No. 1,361,086, dated September 17, 1985, from the United States Patent and Trademark office, a copy of which is attached as Exhibit B, (iii) a caricature of the Talent, as television personality Mr. Food used in connection with printed advertisements containing food recipes, and specifically/ including, without limitation, U.S. Trademark Registration No. 1,610,561, dated August 21, 1990, from the United States Patent and Trademark Office, a copy of which is attached hereto as Exhibit C, and (iv) the words "Ooh It's So Good!!" used in connection with entertainment services, namely production of television programs dealing with culinary topics, and specifically including, without limitation U.S. Service Mark Registration No. 1,955,190, dated February 6, 1996, from the United States Patent and Trademark Office, a copy of which is attached hereto as Exhibit D, all of which are herein are collectively referred to as the "Registered Marks"; and

      WHEREAS, Licensee has assigned any and all common law rights that it may have in and to the mark AlloFresh (the "AlloFresh Mark") to Licensor; and

      WHEREAS, Licensor has common law rights to Talent's likeness ("Unregistered Marks") together with any and all related rights and privileges to the Registered Marks, the AlloFresh Mark and the Unregistered Marks provided under trademark, copyright, trade secret and other laws of the United States, individual states thereof, and jurisdictions foreign thereto (collectively, the "Proprietary Rights") , and the goodwill associated with respect to which the Proprietary Rights relate. The Registered Marks, the Unregistered Marks and the Proprietary Rights are herein collectively referred to as "Marks"; and

      WHEREAS, the parties acknowledge that the Marks have been used in all media, including, without limitation, radio and television, as well as in connection with promotional and advertising material for a variety of products and services, and that the Marks are well-known and recognized by the general public and are associated with Licensor; and


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      WHEREAS,  Licensor  wishes to grant a License,  as  described in Section 2 below, to use the Marks within the United States, its territories and possessions and Canada (collectively, the "Territory") , pursuant to the terms and conditions set forth in this Agreement and the Licensee wishes to accept such License; and

      WHEREAS, the Licensee is engaged in the business (the "Business") of the marketing, distribution and sale of the product more specifically described on
Schedule 2(b) hereto (the "Product"); and

      WHEREAS, except as specifically set forth in this Agreement the Licensee owns all rights, title and interest in the Product, and all related rights and privileges provided under patent, trademark, copyrights, trade secret and other laws of the United States, individual states thereof, and jurisdictions foreign thereto, and the goodwill associated with respect thereto.

      NOW THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1. RECITALS. The above recitals are true, correct and are incorporated herein by reference.

      2.    LICENSE.

            (a) GRANT OF LICENSE. Upon the terms and conditions set forth herein, Licensor grants to Licensee, and Licensee hereby accepts, an exclusive license (the "License,') to use the Marks solely as shown on the attached
Schedule 2(a), in connection with the sale of the Product within the Territory and solely in connection with the marketing, sales and distribution of the Product; and

            (b) DISTRIBUTION, MARKETING AND SALES OF THE PRODUCT WITHIN THE TERRITORY.

                  (1) Licensee shall distribute, market and sell the Product within the Territory through a variety of retail vehicles including, without limitation, distributors, supermarkets, mass-merchants, department and specialty stores, the QVC home shopping television network, the Internet and minimercials.

                  (2) Licensee shall not distribute, market or sell the Product within the Territory via any home shopping television show or network other than QVC without prior written permission from Licensor.

            (c) Within thirty (30) days from the Effective Date of this Agreement, packaging for the Product will bear the Marks.

            (d)  Talent  shall  be  the  sole  personality  identified  with the




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 Product during the Term of this Agreement.

            (e) The parties intend for Licensee to only market, distribute and sell the Product in connection with the Marks during the Term of this Agreement. Accordingly, notwithstanding any other provision in this Agreement to the contrary, the parties agree that Licensee shall market, distribute and sell the Product within the Territory labeled with Licensor's Marks exclusively.

            (f) MINIMERCIALS. The parties shall create no more than three minimercials each year of the Term of this Agreement. The following shall apply to all such minimercials:

                  (1) Licensee shall pay all costs associated with the creation of said minimercials, including, without limitation, production and editing costs and cable television airing costs;

                  (2) Each minimercial shall be up to ninety seconds (:90) in length;

                  (3) Production of any and all minimercials to be produced during any given year during the Term of this Agreement shall take place on the same calendar date in such year in Licensor's Fort Lauderdale, Florida studio;

                  (4) Licensor shall have final approval on any and all scripts for said minimercials;

                  (5) Licensee shall pay to Licensor a royalty of fifteen percent (15%) on any and all Gross Retail Sales (as defined herein) of the Product via said minimercials; and

                  (6) The minimercial shall be aired solely on cable television networks and on those national network affiliates on which Licensor's television vignettes are aired as more particularly listed on Schedule 2 (f) to this Agreement. if Licensor does not air its television vignettes in a given television market, Licensee may approach any network in such television market for purposes of airing the minimercial.

                  (7) Licensee shall air on a cable television station at least one minimercial on or before the sixtieth (60th) day after its final completion ("Airing Date"). If Licensee fails to air such minimercial pursuant to this Agreement on or before the Airing Date, Licensee shall pay to Licensor Five Thousand Dollars ($5,000) within thirty (30) days of the Airing Date for such minimercial.

            (g) EXPANSION OF TERRITORY. The Territory shall be expanded to cover any additional countries upon which the parties may agree in writing (the "Expanded Territory") ; provided that the Licensee shall not (1) make, or authorize any use, directly or indirectly, of the Marks outside of the Territory and the Expanded Territory, or (2) sell the Product to any person, firm or corporation which the Licensee, upon reasonable inquiry, believes intends or is





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likely to resell the Product outside the Territory of the Expanded Territory.

            (h) RESERVATION OF RIGHTS . Other than specifically set forth in this Agreement, the Licensor specifically reserves all rights in and to the Marks.

            (i) LICENSEE'S OTHER PRODUCTS. During the Term (as hereinafter described) and prior to the distribution or sale of any other products by Licensee for which Licensee intends to incorporate (1) a mark that is associated with a personality or (2) an endorsement by a personality, Licensee shall notify the Licensor in writing (the "Notice") of the Licensee's intent and the terms and conditions upon which it intends to do so and the Licensor and/or the Talent, as applicable, shall have thirty (30) days in which to evaluate the product and agree to negotiate the term of the Agreement.

        3. PUBLIC DOMAIN. Notwithstanding any other provisions set forth in this Agreement, the rights and obligations of Licensee shall not apply with respect to any element of the Marks that are in the public domain, free and clear for any third party to use, without violation of any of the Proprietary Rights in the Marks.

        4.  TERM OF LICENSE.

        (a) The term of the License and all associated rights hereby granted(the "Term") shall begin on the Effective Date and shall end and automatically terminate on the date which is the second anniversary of the Effective Date, unless sooner terminated or extended in accordance with the provisions hereof. For purposes of this Agreement, the "Term" shall include all extensions and renewals
 .
        (b) Notwithstanding Section 4 (a) , the Term shall, unless otherwise terminated pursuant to this Agreement, be automatically renewed for successive two-year periods subject, however, to either party' s right to terminate by giving notice of non-renewal at least sixty (60) days prior to the expiration date of any such renewal period.

        (c) The Royal ties provided in Section 2(f)(5) and Section 5 of this Agreement shall continue in effect throughout the Term.

        5.  ROYALTIES.

        (a) On the Effective Date, Licensee shall pay to Licensor (in the aggregate) as a non-refundable advance against Royalties earned, the sum of Six Thousand Dollars ($6,000.00).

        (b) Throughout the term of this Agreement, subject to the advance paid pursuant to Section S(a), Licensee agrees to pay Licensor a royalty of five percent (5%) of the total dollar amount attributable to sales of the Product, which such amount shall not include any amounts added by line item to the invoices for the sale of the Product, which represent applicable taxes and


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shipping  costs to be paid by the  purchaser of the Product  (the "Gross  Retail
Sales") . Notwithstanding the foregoing, the royalty rate set forth in section 2(f) (5) shall apply to Gross Retail Sales, if any, of the Product via minimercial, via the QVC television shopping network, and via any other television shopping network as permitted pursuant to Section 2(b)(2).

        (c) The Licensee shall not deduct any amounts from the Gross Retail Sales including, without limitation, any deductions for cash or other discounts, uncollectible accounts, or any costs, or expenses in connection with the processing, packaging, sales, distribution, marketing or exploitation of the Product.

  6.    ACCOUNTING.

        (a) Not later than the forty-fifth (45th) day following December 31, March 31, June 30 and September 30 (and commencing June 30, 1996), Licensee shall furnish to Licensor a full, complete and accurate statement showing the location of sales, the number of units sold and the U.S. dollar amount of Product sold by Licensee during the applicable fiscal quarter. Licensee shall furnish to Licensor such a statement regardless of actual sales during the applicable fiscal quarter.

        (b) Simultaneously  with the furnishing of each accounting  described in
Section 6 (a) , subject to deduction of sums advanced under Section 5(a) of this Agreement, Licensee shall pay to Licensor the amounts due to the Licensor for the applicable fiscal quarter pursuant to Section 6 (a). All payments shall be made in U.S. Dollars and shall be paid by check.

        (c) For purposes of this Agreement, royalties shall be calculated at such time as the Product is shipped and invoiced by the Licensee.

        (d) Licensee shall keep full, complete and accurate books of account and records covering all transactions relating to this Agreement and the Licensor, through its designated authorized representative, shall have the right to examine such books of account and records and other documents and material in Licensee's possession or under its control insofar as these accounts, records or other documents relate to the distribution and sale of the Product. Licensor shall have free and full access to such documentation at any reasonable hour of the day during which Licensee's offices are open. Licensee shall retain such books of account and records and other documents and material in Licensee's possession or under its control insofar as they relate to the distribution and sale of the Product for at least two (2) years following the termination or expiration of this Agreement.

        7.  QUALITY CONTROL.

        (a) Licensee shall supply Licensor with five (5) samples (or such additional number as the Licensor may reasonably request from time to time) of the Product prior to the first sale or distribution of the Product for the Licensor's use solely to evaluate the quality of the Product and compliance with this Agreement.


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        (b) Licensee  acknowledges  that if the Product is not as represented to
Licensor or of inferior quality in material, workmanship or function, the substantial goodwill of the Licensor in the Marks will be impaired. Accordingly, Licensee warrants that the Product will be of high standard and of such appearance and quality as shall be adequate and suited to assure their sale to retailers and consumers as well as their use by consumers. Licensee shall submit to Licensor a working sample of the Product which shall be approved in writing by Licensor before the Product is advertised, distributed or sold within the Territory or the Expanded Territory. Any sample of the Product submitted to the Licensor and not approved by the Licensor within fourteen (14) days of the receipt of same by Licensor shall be deemed to have been approved.

        (c) After  samples of the Product  have been  approved  pursuant to this
Section 7, Licensee shall not materially depart in the marketing of the Product nor shall Licensee materially depart in the specification of the Product in its manufacture without the prior written consent of Licensor, which approval shall not be unreasonably withheld. In the event there is a material departure from the approved sample of the Product, or in the event there is an occurrence connected with the Product or Licensee which reflects unfavorably upon Licensor, Licensor shall have the right in the reasonable exercise of its sole discretion to withdraw its approval of the Product, and upon written notice to the Licensee, Licensee shall immediately have no further right to sell, advertise, market, distribute or use the Product in connection with the Marks and shall immediately pay all Royalties due to Licensor that may be due and owing as of the date of such termination.

        8.  TRADEMARK AND COPYRIGHT NOTICES

        (a) Licensee warrants that it will, subject to Licensor's prior written approval, provide the following legend on the Product and/or the packaging, wrapping, advertising and promotional material bearing any reproductions of the
Marks: "Mr. Food, the Caricature Logo and Ooh It's So Good! ! are registered marks and Mr. Food's AlloFresh is a mark owned by Ginsburg Enterprises Incorporated", or such other format as Licensor shall from time to time reasonably direct.

        (b) Subject to Section 2 of this Agreement, except for the Marks and as otherwise required by law, no other name, trademark, inscription or designation whatsoever shall be affixed to the Product or packaging for the Product or shall appear in any advertising or promotional material placed or produced by the Licensee in connection with the Product. Notwithstanding the foregoing, Licensee's name, trademark, inscription or designation and the name "Workforce Systems Corp. and ticker symbol WFSC may be affixed to the Product or packaging of the Product and may appear in any advertising or promotional material placed or produced by the Licensee in connection with the Product.

        9.  GOODWILL.

        (a) Licensee acknowledges that the Marks are unique and original and that Licensor is the owner of such Marks. Licensee shall not during the Term of this Agreement or anytime thereafter dispute or contest directly or indirectly


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Licensor' ownership of the Marks,  Licensor's  exclusive right to use the Marks, the validity of any of the registrations pertaining thereto or Licensor's ownership thereof, nor shall Licensee assist or aid others in doing so.

        (b) Licensee renounces any claim to any goodwill which may accrue in connection with Licensee's use of any of the Marks, such that any and all goodwill arising from Licensee's use shall inure solely to Licensor's benefit, and neither during nor after the expiration or termination of this Agreement, for any reason, except for the mark "AlloFresh" as set forth in Section 17 of this Agreement shall Licensee assert any claim to such goodwill and Licensee agrees not to take any action that could be detrimental to such goodwill associated with any of the Marks or with Licensor.

        10. REPRESENTATIONS AND WARRANTIES.

        (a) Licensor represents and warrants that:

            (1) it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in Florida;

            (2) it owns or controls all rights, clearances and/or licenses with respect to all materials and elements in or used in connection with the performance of this Agreement and in particular, in and to the Marks required for the exercise and enjoyment by Licensee of all rights and Licenses granted pursuant to this Agreement;

            (3) it is the exclusive owner of all Proprietary Rights or other rights to the Marks, has the right to grant the exclusive license granted herein, has executed no agreement in conflict herewith, and has not granted to any other person, firm or corporation any right, license or privilege hereunder;

            (4) that the Marks are free and clear from all claims, liens, licenses, and encumbrances whatsoever and further that Licensor has the exclusive right and authority to grant the rights and licenses set forth herein;

            (5) there is no claim, action, litigation, proceeding or investigation before any court or administrative agency pending or threatened against or with respect to the Marks which would have an adverse affect on the Licensee's interest therein as a result of the rights and licenses granted hereby;

            (6) the Marks, in whole or in part, does not infringe upon or violate the rights of any person or entity, including but not limited to, any copyrights, trademark rights, trade secrets or any other proprietary rights; and

            (7) that it has the right, power and authority to enter into this Agreement and to fully perform all of its obligations hereunder.





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        (b) Licensee represents and warrants that:

            (1) it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in Florida;

            (2) that it has the right, power and authority to enter into this Agreement and to fully perform all of its obligations hereunder;

            (3) that the Product consists of the identical material submitted on April 11, 1996 and May 2, 1996 for analysis by EFEH & Associates, 3319
Industrial Drive, Pearland, Texas 77581, lab number J-7979-1 and J-8147-1 (a copy of testing results are attached hereto as Schedule 10); and

            (4) that the sale of the Product does not infringe upon or violate the rights of any person or entity, including, but not limited to, any patents, trade secrets or other proprietary rights.

            (5) that the Product is one hundred percent (100%) allophane and contains no other mineral, vegetable, liquid or chemical properties.

        11. PROTECTION OF THE MARKS.

        (a) Based upon the representations and warrants of the Licensor, Licensee admits the validity of and agrees not to challenge the Marks. Licensee further agrees that any and all rights that may be acquired by the use of the Marks by Licensee shall inure to the sole benefit of Licensor. Licensee agrees to execute all papers and provide copies of all promotional, advertising and packaging materials reasonably requested by Licensor to effect further registration of and maintenance and renewal of any of the Marks and, where applicable, to reflect, Licensee as an authorized user of the Marks. Licensee shall not use the Marks or any part thereof as part of its corporate trade, or brand name nor use any name or mark confusingly similar to any of the Marks.

        (b) Licensee further agrees not to register in any country any name or mark resembling or confusingly similar to the Marks. If any application for registration is, or has been filed in any country by Licensee related to any name or mark which, in the reasonable opinion of Licensor, is confusingly similar, deceptive or misleading with respect to the Marks, Licensee shall immediately abandon any such application or registration or, at Licensor's sole discretion, assign it to Licensor. Licensee shall reimburse Licensor for all the costs and expenses of any opposition, cancellation or related legal proceedings, including attorney's fees, instigated by Licensor or its authorized representative, in connection with any such registration or application.

        (c) In connection with the performance of this Agreement, the parties shall comply with all applicable laws and regulations, and those laws and regulations particularly pertaining to the proper use and designation of trademarks or service marks within the Territory or the Expanded Territory. Should Licensee be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, Licensee shall promptly


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notify Licensor of such inconsistency. Licensor may, at its option, either waive the performance of such inconsistent provisions or terminate the License and rights granted hereunder only with respect to the country to which such laws or regulations apply.

        12. PROMOTION AND ADVERTISING/STYLE GUIDELINES.

        (a) Licensee agrees that it will use its reasonable best efforts to promote, distribute and sell the Product within the Territory and the Expanded Territory. It is further agreed that Licensee will use its best efforts to fulfill orders for the Product in a timely and reasonable manner and shall provide professional and responsive customer and consumer support. Should there be an unforeseen delay in fulfilling customers, orders for the Product, Licensee will exercise its due diligence in informing those customers of the delay. In the event of an unforeseen material delay in fulfilling orders to customers, Licensee also agrees that it will refrain from advertising or promoting the Product, or soliciting orders from consumers until such problems are cured.

        (b) Licensor agrees to provide, at its expense, one graphic presentation of all approved uses of each of the Marks ("Graphic Presentation") In the event that Licensee elects to use Licensor's Ft. Lauderdale, Florida studio ("Studio,,) to create promotional and advertising materials, Licensee shall execute a lease agreement with Licensor in a form to be mutually agreed upon.

        (c) All advertisements and promotional materials which Licensee intends to use to promote the Product shall be of high quality, shall carry the legend set forth in Section 8 of this Agreement and shall be submitted to Licensor for its written approval prior to publication by Licensee, which approval shall not be unreasonably withheld. Licensor shall have five (5) business days from the time of receipt of any such materials in which to approve or reject such advertisements and promotional materials. Once such approval is granted, it shall be deemed granted for all continuing use of such advertising and promotional materials for substantially the same future use by Licensee, unless such approval is specifically withdrawn by the Licensor in writing. The style guidelines specified by Licensor will be followed in advertising, labeling and promotion.

        (d) With the exception of the Graphic Presentation provided by Licensor pursuant to this Section 12, Licensee shall pay all costs incurred in the development of all advertisements and promotional materials and for advertising and promotion (collectively, "Promotional Costs") . The parties acknowledge that, from time to time, Licensor may incur Promotional Costs at the request of Licensee. Licensee shall reimburse to Licensor any documented Promotional Costs incurred by Licensor at the request of Licensee within sixty (60) days of the accrual of said Promotional Costs. Licensee shall provide Licensor with Licensee's Federal Express or similar account number for purposes of fulfilling any such requests by Licensee.

        (e) (1) Talent's availability for marketing purposes at trade shows during each twelve (12) month period following the Effective Date of this Agreement shall not exceed two days per year, subject to (i) Licensee's providing six months prior notice for national trade shows; (ii) Licensee's providing two months prior notice for appearances other than at national trade


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shows;  and (iii)  Talent's  existing  schedule.  Specifically,  Talent shall be available for two, one and one-half hour appearances on each day on which the Talent is available ("Appearances").

            (2) Licensee shall create, develop and pay for all promotional and advertising materials to promote and advertise Talent's Appearances pursuant to this Section. During Talent's Appearance, Talent will actively and favorably promote the Product.

            (3) In the event that Talent is required to travel for purposes of the Appearances and/or for purposes of promoting the Product on the QVC or any other television shopping network, Licensee shall pay for all of Talent's first class travel and first class accommodation expenses. Licensee shall reimburse to Licensor any reasonable documented costs incurred by Licensor in connection with the Appearances within sixty (60) days of the accrual of said costs. Talent shall not receive any additional expenses in connection with such Appearances except as specifically described in this Agreement.

        (f) Talent agrees to consider being available for no more than two days per year for additional appearances if, in the sole discretion of Licensor, such additional appearances are deemed to benefit Licensor. If Talent agrees to be available for such additional appearances, Licensee agrees to pay Licensor two thousand ($2,000) dollars per diem as well as Talent's first class travel and accommodation expenses in consideration for the additional appearances.

        (g) Licensee acknowledges and agrees that Talent cannot and will not identify the Product as being that of Licensee in the event Talent elects (in his sole and absolute discretion) to use the Product in Licensor's Mr. Food television news insert.

        13. REIMBURSEMENT OF LICENSOR' S EXPENSES. Licensee agrees to reimburse Licensor for all documented expenses incurred by Licensor at the direct request of Licensee within sixty (60) days of the accrual of expenses. Licensee further agrees to reimburse Licensor for the cost of any royalties audit deemed necessary and proper and for which such audit finds a discrepancy of five percent (S%) or more in favor of the Licensee.

        14. COVENANT NOT TO COMPETE.

        (a) The parties acknowledge and recognize the highly competitive nature of their respective businesses and that the goodwill, continued patronage and specifically the names and address of their respective Clients (as hereinafter defined) constitute substantial assets having been acquired through considerable time, money and effort. Accordingly:

            (1) During the Restricted Period and within the Restricted Area (as defined herein) , neither party will directly or indirectly, attempt to induce or influence any of the other party's(the "Protected Party") Clients to discontinue or reduce the extent of their relationship with the Protected Party.

            (2) During the Restricted Period and within the Restricted Area, neither party will(i) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Protected Party to discontinue such employment or agency relationship with the Protected Party, or (ii) employ or seek to employ, or cause or assist any business which competes directly with the Business Activities of the Protected Party (the "Competitive Business") or to employ or seek to employ for any Competitive Business any person who is then employed by the Protected Party or (iii) serve as an officer, director, partner, consultant, investor or stockholder (other than as a holder of less than 10-6 of the outstanding capital stock of a publicly traded corporation) of any Competitive Business.

            (3) During the Restricted Period, neither party will interfere with, disrupt or attempt to disrupt any of the Protected Party's relationships, contractual or otherwise, with such Protected Party's Clients, employees, agents, vendors, suppliers or customers.

        (b) For the purposes of this Section 15, the Protected Party's "Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organization with whom the particular Protected Party is actively doing business.

        (c) For the purposes of this Section 15, the "Restricted Period" shall be deemed to be during the Term of this Agreement and for a period of one (1) year from the termination of this Agreement.

        (d) For the purposes of this Section 15, the "Restricted Area,, shall be deemed to mean within the Territory and the Expanded Territory.

        15. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

        (a) It is acknowledged that each of the parties has proprietary information ("Confidential Information") including without limitation, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the particular party's products, services, business records and plans, inventions, product design information, price structure, discounts, costs, computer programs and listings, source code and/or object code, copyright, trademark, proprietary information, technical information, development, marketing activities and procedures, method for operating of a particular party's business, credit and financial data, client lists (which client lists shall not only mean one or more of the names and addresses of the clients but it shall also encompass any and all tangible and intangible information whatsoever regarding them, including their needs, and marketing and advertising practices and plans and information) and that such Confidential Information is valuable, special and constitutes unique assets. Accordingly, each of the parties agrees that all Confidential Information of the other party, heretofore or in the future obtained by their association, shall be considered confidential.

        (b) Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which:

            (1) At the time of disclosure, is in the public domain as evidenced by printed publications;

            (2) After the disclosure, enters the public domain by way of printed publication through no fault of the other party or those in privity with it;

            (3) Any party can show by written documentation that it was in its possession at the time of disclosure and which was not acquired directly or indirectly from the other party; or

            (4) A party can show by written documentation was acquired, after disclosure, from a third party who did not receive it f rom the other party, and who had the right to disclose the information without any obligation to hold such information confidential.

        (c) Each of the parties agrees that it shall:

            (1) Hold in confidence and not disclose or make available to any third party any such Confidential Information unless so authorized in writing by the other party;

            (2) Exercise the same care with respect to the other party's Confi-dential Information as it does for its own

            (3) Not use, directly or indirectly, the other's Confidential Information in any respect of its business, except as necessary to evaluate the information;

            (4) Restrict the disclosure or availability of the Confidential Information to those of other's agents who have agreed to adhere to the confidentiality provisions of this Agreement;

            (5) Not copy or modify any Confidential Information without prior written consent of the other party; and

            (6) Take   such  other  protective  measures  as may  be  reasonably
necessary to preserve the confidentiality of the Confidential Information.

        (d) Upon written request of a party, the other shall return all of such party's written materials containing the Confidential Information.

        (e) Each of the parties acknowledges and agrees that remedies at law for a breach or threatened breach of any of the Confidential Information provisions of Section 15 or 16 herein would be inadequate and that any such breach shall be per se deemed as causing irreparable harm to the other party. In recognition of this fact, the parties agree that, in addition to any remedy at law available, including, but not limited to monetary damages, the party harmed, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable relief which may then be available under applicable law.

        16. TERMINATION.

        (a) Without prejudice and in addition to any other rights, Licensor shall have the right to terminate this Agreement upon written notice to Licensee pursuant to this Agreement, at any time upon the occurrence of the following:

            (1) If Licensee shall not have begun the distribution and sale of the Product within sixty (60) days of the Effective Date of this Agreement.

            (2) If Licensee shall be unable to fulfill valid purchase orders for the Product throughout the Territory and Expanded Territory for any reason within Licensee's control for a period of at least ninety consecutive (90) days, excluding any such delays resulting from ship collision, weather, government interference of other similar occurrences outside of Licensee's control.

            (3) If Licensee shall fail to make any payment due hereunder or to deliver any statement required to be delivered by Licensee pursuant to the terms of this Agreement, and if such default shall continue for a period of ten business (10) days after written notice from Licensor to Licensee.

            (4) If Licensee shall be unable to pay its debts when due, or shall take any action to compromise its debts, or shall make any assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or reorganization, or have an involuntary bankruptcy petition filed against it, or be adjudicated as bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of the several states.

            (5) Licensee (or the bulk of its operating assets) is sold, acquired, dissolved or merged or ownership of more than fifty percent (50%) of its stock is acquired by individuals or entities which are not stockholders on the Effective Date, unless the surviving business or surviving entity, as the case may be, acknowledges in writing to Licensor that it will comply with and be bound by all of the provision of this Agreement.

            (6) Licensee's using any name, trademark, service mark, or other designation Mark contrary to the provisions hereof;

            (7) Licensee's offering for sale products bearing the Marks which products fail to meet the quality standards required by this Agreement;

            (8) Licensee's use of the Marks on or in connection with any products or marketing material or services other than the Product; and

            (9) Except as set forth in Section 28 of this Agreement assignment of this Agreement without the prior written approval of Licensor;

            (10) If at any time this Agreement is in effect, Licensee conducts its business or operations in a manner resulting in public scandal or which may reasonably result in charges or fraud by third-parties against Licensee or should Licensee do anything to disparage Licensor or its business.

            (11) Licensee' s breach of any material provision of this Agreement, each of which is considered to be of the essence of this Agreement.

        (b) Without prejudice and in addition to any other rights, Licensee shall have the right to terminate this Agreement upon written notice to Licensor pursuant to this Agreement, at any time upon the occurrence of the following:

            (1) If Licensor shall be unable to pay its debts when due, or shall take any action to compromise its debts, or shall make any assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or reorganization, or have an involuntary bankruptcy petition filed against it, or be adjudicated as bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of the several states;

            (2) Licensor (or the bulk of its operating assets) is sold, acquired, dissolved, consolidated or merged or ownership of more than fifty percent (50%) of its stock is acquired by individuals or entities which are not stockholders on the Effective Date, unless the surviving business or surviving entity, as the case may be, acknowledges in writing that it will comply with and be bound by all of the provisions of this Agreement and;

            (3) Except as set forth in Section 28, the sale, transfer, or assignment of any rights, title or interest in and to the Marks to any third party without the prior written approval of the Licensee;

            (4) Except as set forth in Section 28 of this Agreement, any assignment of this Agreement without the prior written approval of Licensee;

            (5) If at any time this Agreement is in effect, Talent conducts himself in any manner offensive to reasonable standards of decency or morality or resulting in public scandal, including, without limitation, an arrest or conviction of a misdemeanor or a felony, or should Talent do anything to disparage Licensee or its business;

            (6)   The Talent is no longer affiliated with the Licensor; or

            (7) Licensor's breach of any material provision of this Agreement, each of which is considered to be the essence of this Agreement.

        (c) The license and rights granted under this Agreement shall terminate thirty (30) days after mailing of such written notice unless such breach is cured within such time period. Immediately upon the expiration or termination of the License subject to Section 18 of this Agreement, Licensee shall have no further obligations to pay any Royalties to the Licensor (other than those that have occurred through the date of termination) and except as specifically set forth herein, Licensee shall have no further rights to use the Marks.

        (d) Notwithstanding the foregoing, if either (1) Licensee admits its inability to fulfill its material obligations hereunder or if such inability is self-evident or (2) the Licensor admits its inability to fulfill its material obligations hereunder or if such inability is self -evident, the party that has the ability to continue to fulfill its material obligations under this Agreement shall have the right to immediately terminate this Agreement, and no party shall have any further obligations to any other party after such date of termination except as specifically set forth herein.

        (e) The termination remedy is in addition to any other remedy available to a party in law or at equity.

        17. ASSIGNMENT OF "ALLOFRESH". The parties agree that during the Term of this Agreement all goodwill arising from Licensee I s use of the mark "Mr. Food' s AlloFresh" shall inure solely to Licensor' s benefit. Accordingly, Licensee renounces any claim to any goodwill which may accrue in connection with Licensee's use of "Mr. Food's AlloFresh". Upon termination of this Agreement for whatever reason, Licensor shall irrevocably assign its common law rights to the mark "AlloFresh" to Licensee. Upon such assignment, neither Licensee nor Licensor shall use "AlloFresh" in connection with the Mr. Food mark. Any goodwill which may arise from Licensee's use of "AlloFresh" subsequent to the termination of this Agreement and Licensor' s irrevocable assignment of "AlloFresh" to Licensee, shall inure solely to Licensee's benefit.

        18. SALES AFTER TERMINATION OR EXPIRATION. In the event of the expir-ation, cancellation or termination of this Agreement, Licensee shall be entitled to fulfill its existing orders for the Product incorporating the Marks and to sell its stock-on-hand of such Product in accordance with the provisions of this Agreement, subject to payment to the Licensor by Licensee of the Royalties in accordance with the provisions of this Agreement. Licensee shall not, however, without the prior written consent of Licensor, which such consent shall not be unreasonably withheld, sell any remaining Product as distress merchandise or otherwise than in the ordinary course of business. For the purposes of this Agreement, a distress sale shall be defined as one in which the Product are sold for less than seventy-five (75%) of Licensee's standard wholesale selling price.

        19. LICENSOR'S PURCHASE RIGHTS.   Licensor  shall have the  right to bu
from time to time, the Product directly from Licensee at a mutually agreed price, net of any Royalties otherwise payable on sales pursuant to this Agreement, subject to availability of the Product. Notwithstanding the foregoing, the Licensor shall not resell the Product provided to it pursuant to this Section without Licensee's prior consent.

        20. INSURANCE.

        (a) Licensee shall maintain at its own expense in full force and effect at all times during which the Product bearing the Marks is being sold, with a responsible insurance carrier reasonably acceptable to Licensor, not less than three million ($3,000,000) dollars general liability insurance including, but not limited to, operations, products liability insurance and advertising liability insurance. This insurance shall be for the benefit of Licensor, and Licensor's officers, agents and employees, and shall provide the same with full defense and indemnity against any claims, demands, causes of action or damages, including reasonable attorneys' fees, arising out of the manufacture, sale, distribution, use or consumption of the Product or any defects in the Product during the Term or any renewal thereof. Licensor shall be named as an additional insured. The insurance shall not be substantially modified unless the insurer provides Licensor and Licensee with written notice at least thirty (30) days prior to said cancellation or substantial modification, and the insurance shall contain a provision expressly so stating. This insurance may be obtained for Licensor by Licensee in conjunction with a policy which covers products other than the Product bearing the Marks.

        (b) It shall be a condition precedent to Licensor's execution of this Agreement that Licensee furnish to Licensor a true and complete copy of each and every policy of insurance referred to in this Section 20 naming Licensor as an additional insured.

        (c) Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor, of the maintenance of the insurance required by this Section 20 including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

        21. RIGHTS RESERVED BY LICENSOR. Any and all rights in and to the Marks which are not expressly granted to Licensee are hereby reserved by Licensor. Any one or more of such reserved rights may be exercised or enjoyed by Licensor, directly or indirectly, at any and all times.

        22. EXPORT CONTROL. With respect to the Territory and the Expanded Terr-itory Licensee agrees that it will not distribute, sell or promote the Product bearing any of the Marks except in compliance with applicable United States export regulations.

        23. INDEMNIFICATION.

        (a) The Licensor hereby agrees to indemnify and defend the Licensee, its officers, agents, representatives and employees and to hold them harmless from and against any and all claims, actions, liability, loss, damages, demands, causes-of-action, costs, expenses or damages, including reasonable attorneys' fees, in connection with the breach of any of the representations, warranties or provisions of this Agreement by the Licensor or the Talent and specifically including, without limitation, any trademark, trade secret, or copyright infringement arising out of the use of the Marks on the Product, as authorized by this Agreement, provided that the Licensee is given prompt notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action.

        (b) The Licensee hereby agrees to indemnify and defend the Licensor, its officers, agents, representatives and employees and to hold them harmless from and against any and all claims, actions, liability, loss, damages, demands, causes-of -action costs, expenses or damages, including reasonable attorneys' fees, arising out of the distribution, sale, use or consumption of the Product, whether brought by a third party or otherwise, provided that the Licensor is given prompt notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action.

        24. SUITS FOR THIRD-PARTY INFRINGEMENTS. In the event that Licensee learns of any infringement or threatened infringement of any of the Marks or any passing of f or that any third party alleges or claims that any of the Marks is liable to cause deception or confusion to the public, or is liable to dilute or infringe any of Licensor, s rights therein, Licensee shall forthwith notify Licensor or its authorized representatives giving particulars thereof and Licensee shall provide necessary information and assistance to Licensor and/or its authorized representatives in the event that Licensor decides that proceedings should be commenced or defended. Any such proceedings shall be at the expense of the Licensor and Licensor shall be entitled to any recoveries. Licensor shall only be required to enforce the Marks against others to the extent that such infringement affects the Licensee.

        25. CLAIMS AGAINST THE LICENSEE. If a claim resented against the Licensee alleging that such any Mark is an infringement of the rights of third parties, Licensor, on behalf of the Licensee, shall jointly negotiate, compromise, or settle such claim, or defend the institution of any action thereunder. All expenses of defense in such action, including compromise or settlement of the claim or action, shall be borne by the Licensor.

        26. NO PARTNERSHIP OR JOINT VENTURE. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have the right to obligate or bind the other in any manner whatsoever and nothing herein contained shall give or is intended to give any rights of any kind to any third party.

        27. REMEDIES. All specific remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or any other remedies available in law or equity. The failure of a party to insist upon the strict performance of any of the covenants or terms hereof to be performed by the other party shall not be construed as a waiver of such covenants or terms. if any portion of this Agreement shall be ruled as invalid or unenforceable, the remainder of the Agreement shall survive and be enforced as if such invalid portion was not originally a part hereof.

        28. NO ASSIGNMENT OR SUBLICENSE. This Agreement is binding upon and shall inure to the benefit of the parties and their respective representative and permitted successors. Except as specifically provided in this Agreement, this Agreement or any portion thereof is not assignable by any action or by operation of law without the express prior written approval of the non-assigning party and any attempt at such assignment shall be null and void; provided, however, that Licensor shall be permitted to assign this Agreement to a corporation of which Licensor is the sole shareholder. In the event of such assignment, Licensor shall provide Licensee with prior written notice thereof as well as a copy of such assignment in which the assignee specifically agrees to be bound to all terms and conditions of this Agreement. Licensee shall have no right to grant any sub- licenses with respect to the provisions of this Agreement, without the express written approval of the Licensor.

      29. WAIVER AND MODIFICATION. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by the parties. No waiver by one party of a breach hereof or a default hereunder shall be deemed a waiver by any party of a subsequent breach or default of like or similar nature. No delay by one party in exercising its rights hereunder shall be deemed a waiver of such rights.

      30. NOTICES. Whenever notice is required to be given under this Agreement, it shall be deemed to be good and sufficient notice if in writing, signed by an officer or an authorized agent of the party serving such notice and sent by registered or certified mail, postage prepaid, return receipt requested, to the other party at the address stated above, unless notification of a change of address has been given in writing pursuant to this Section 30. Notice shall be deemed given five (5) business days after mailing.

      31. CONSTRUCTION. The parties affirm that this Agreement has been entered into in the state of Florida and will be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any state's conflict of laws or choice of law rules to the contrary. The parties expressly agree that any dispute concerning solely the payment of Royalties arising under this Agreement shall be determined by binding arbitration in Ft. Lauderdale, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and any judgment, decision or award made pursuant thereto shall be entered in any court of competent jurisdiction with the full effect as if such determination had been made by such court; provided however, that the parties may also apply to a court of competent jurisdiction for injunctive relief if appropriate. The loser in any such contest shall pay all attorneys, fees and disbursements and court costs.

      32. VENUE. The parties to this Agreement acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the 17th Judicial Circuit (or its successors) in and for Broward County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement for any and all matters except those related solely to the payment of Royalties by Licensor to Licensee as provided hereunder and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

      33. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements, if any, between the parties. There are no representations, warranties, promises, covenants or understandings other than those contained herein.

      34. HEADINGS. Any paragraph or section headings used in this Agreement are for reference purposes only, are not a substantive part of this Agreement and are not to be considered in its interpretation or construction.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        GINSBURG ENTERPRISES INCORPORATED
                        By: /s/ Steven Ginsburg, Secretary

                        PRODUCTS THAT PRODUCE, INC.
                        By: /s/ Ella Chesnutt, Chairman